WRITTEN CONSENT IN LIEU OF
A SPECIAL MEETING OF THE INITIAL SOLE SHAREHOLDER
OF CLEARWATER INVESTMENT FUND
CLASS A SHARES


In accordance with Article V, Section 5.1 of the Agreement and Declaration of Trust of Clearwater Investment Fund (the "Fund"), a Delaware Statutory trust, Clearwater Asset Management, LLC ("CAM"), the Sole Shareholder of the Class A Shares of Clearwater Investment Funds, through its undersigned officer, hereby authorizes and approves the action set forth below as if unanimously adopted by resolution at a special meeting, duly called and set forth below:

RESOLVED, that the Management and Investment Advisory
Agreement between the Clearwater Investment Funds and
Clearwater Asset Management, LLC. ("CAM"), with respect to the Clearwater Mutual Funds, as filed with the Fund's minute book for the purpose of identification, be, and it hereby is, approved; and

FURTHER RESOLVED, that the Series I or Class A Plan of
Distribution with respect for the purpose of identification, be, and it hereby is approved;

IN WITNESS THEREOF, this Written Consent, in accordance with Article V.
Section 5.1 of the Fund's Agreement and Declaration of Trust, is executed by the undersigned corporate officer of the Sole Shareholder of the Class A Shares of Clearwater Investment Fund this day, December 15, 2003, at 6:30 p.m. EST, and is to be filed with the Fund's minute book. The above resolutions are to be as truly effective as if enacted at a special meeting of the Sole Shareholder duly called and held.






Attest:					Clearwater Asset Management, LLC
						(being the Sole Shareholder)




________________________		________________________
Rosylee Atkins				Jamie D. Atkins
			President